Exhibit 15.1

[Conyers Dill & Pearman Letterhead]

Tarena International, Inc.

Suite 10017, Building E, Zhongkun Plaza,

A18 Bei San Huan West Road, Haidian District

Beijing 100098 The People’s Republic of China

15 April 2015

Dear Sirs

Tarena International, Inc.

We consent to the reference to our firm under the heading “Item 10.Additional Information—E. Taxation—Cayman Islands Taxation” in Tarena International, Inc.’s Annual Report on Form 20-F for the year ended 31 December 2014 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2015, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (File No.: 333-197226) filed on July 3, 2014 pertaining to Tarena International, Inc.’s 2008 share plan and 2014 share incentive plan of the summary of our opinion under the heading “Item 10.Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

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